EX-99.4f

                                   JACKSON NATIONAL LIFE
                                       INSURANCE COMPANY       [Graphic omitted]
                                         A STOCK COMPANY

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                     EARNINGS PROTECTION BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS EARNINGS PROTECTION BENEFIT MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE. THE CONTRACT IS AMENDED AS FOLLOWS:

1.   The CONTRACT DATA PAGE is amended by the addition of the following:

"EARNINGS PROTECTION  On an annual basis, this charge equals 0.30% of the daily
BENEFIT CHARGE:       net asset value of the Investment Divisions."

2.   The  following  language  is  added  to the  DEFINITIONS  contained  in the
     Contract:

"INDEXED FIXED OPTION REMAINING PREMIUM. The total Premium in the Indexed Fixed Option, reduced by withdrawals that incur Indexed Fixed Option Withdrawal Charges and withdrawals of Premiums that are no longer subject to Indexed Fixed Option Withdrawal Charges."

3.   The following language is added to the DEATH BENEFIT PROVISIONS:

     "EARNINGS PROTECTION BENEFIT. In addition to the death benefit as described in the DEATH BENEFIT PROVISIONS, the Earnings Protection Benefit will be determined as of the end of the Business day when due proof of the first Owner's death and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order. This Earnings Protection Benefit will be calculated prior to any death benefit calculations and is equal to (A-B) x C, where:

     A = the sum of the Separate  Account  Contract Value,  the Fixed Account
         Contract  Value,  and  the sum of the  Indexed  Fixed  Option  Minimum
         Values.

     B = Remaining Premium plus Indexed Fixed Option Remaining Premium.

     C = .40 (for Owners ages 0-69 on the Issue Date) or .25 (for Owners ages
         70-75 on the Issue Date), or 0 (for Owners ages 76 or older on the Issue Date).

     The value of (A-B) shall never exceed 250% of B (where B is reduced by the subsequent Remaining Premium and Indexed Fixed Option Remaining Premium paid in the 12 months prior to the date of the Owner's death). In the event that the value of (A-B) is zero or a negative number, the Earnings Protection Benefit will be zero.


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     In the event Your Spouse does not elect the  Special  Spousal  Continuation
     Option and elects to continue the Contract at the Contract Value at the time of Your death, no death benefit will be payable under the Contract, and no Earnings Protection Benefit will be paid. However, Your spouse will be considered the Owner for purposes of the Earnings Protection Benefit, and as such, the Earnings Protection Benefit will be determined upon Your spouse's death.

     In the event the Contract is continued under the Special Spousal Continuation Option, the Earnings Protection Benefit will be paid upon Your death. Your spouse may then elect to discontinue the Earnings Protection Benefit at this time. If Your spouse fails to make such an election, the Earnings Protection Benefit will remain in force. The Earnings Protection Benefit will then be determined again as of the end of the Business day when due proof of Your spouse's death and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order. This Earnings Protection Benefit will be calculated prior to Your spouse's death benefit calculations and is equal to (A-B) x C, where:

     A = the sum of the Separate  Account  Contract Value,  the Fixed Account
         Contract  Value,  and  the sum of the  Indexed  Fixed  Option  Minimum
         Values.

     B = the Contract Value after application of any Continuation Adjustment, plus any Remaining Premium paid on or after the Continuation Date, plus any Indexed Fixed Option Remaining Premium paid on or after the Continuation Date.

     C = .40 (for spouses ages 0-69 on the Continuation Date) or .25 (for spouses ages 70-75 on the Continuation Date), or 0 (for spouses ages 76 or older on the Continuation Date).

     The value of (A-B) shall never exceed 250% of B (where B is reduced by the Remaining Premium and Indexed Fixed Option Remaining Premium paid in the 12 months prior to the date of Your spouse's death). In the event that the value of (A-B) is zero or a negative number, the Earnings Protection Benefit will be zero.

In the event a death benefit is paid upon Your death and the Contract is (a) not continued by Your spouse at the Contract Value, or (b) not continued under the Special Spousal Continuation Option, no Earnings Protection Benefit will be paid upon Your spouse's death.

The Earnings Protection Benefit may not be cancelled while the Contract is in force, regardless of whether the ownership of the Contract has been transferred or changed in any way, except that if the Contract is continued under the Special Spousal Continuation Option, Your spouse may, at such time, elect to cancel the Earnings Protection Benefit, and thereafter no Earnings Protection Benefit Charge will be assessed."

                                         SIGNED FOR THE
                                         JACKSON NATIONAL LIFE INSURANCE COMPANY

                                         /s/ Clark P. Manning

                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

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